Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125546

APPLE REIT SEVEN, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 8 DATED SEPTEMBER 18, 2006

Supplement Nos. 7 and 8 to be used with

PROSPECTUS DATED MARCH 3, 2006

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 7 (cumulative, replacing all prior supplements) dated August 18, 2006 reports on (a) our purchase of nine hotels containing a total of 969 rooms for an aggregate gross purchase price of $112,095,000, and (b) our execution of separate purchase contracts that relate to nine additional hotels containing a total of 1,132 rooms and that provide for an aggregate gross purchase price of $157,205,000. This supplement also provides certain financial statements and other information about us and the hotels we have purchased to date.

Supplement No. 8 dated September 18, 2006 reports on our purchase of two hotels, which are located in Seattle, Washington and Sarasota, Florida and which contain a total of 334 rooms, for an aggregate gross purchase price of $69,972,992.

As of March 15, 2006, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of August 21, 2006, we had closed on the sale of 17,631,290 additional units at $11 per unit and from such sale we raised gross proceeds of $193,944,190 and proceeds net of selling commissions and marketing expenses of $174,549,771. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $243,944,190 and proceeds net of selling commissions and marketing expenses of $219,549,771.

In connection with our hotel purchases to date, we paid a total of $3,641,360, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.